Exhibit 3.1

EXECUTION VERSION

AMENDMENT TO MERGER AND SPONSORSHIP AGREEMENT

This Amendment (this “Amendment”) to the Merger and Sponsorship Transaction Agreement, dated as of March 6, 2017, among TerraForm Power NY Holdings, Inc., a New York corporation (as successor to TerraForm Power, Inc. (“Old TERP”) and referred to herein as the “Company”), Orion US Holdings 1 L.P., a Delaware limited partnership, and BRE TERP Holdings Inc., a Delaware corporation, (as amended prior to the date hereof, the “2017 Merger Agreement”), is made as of July 31, 2020.

RECITALS

WHEREAS, the Company entered into that certain Agreement and Plan of Reorganization, dated as of March 16, 2020 (the “Reorganization Agreement”) by and among Brookfield Renewable Partners L.P., an exempted limited partnership formed under the laws of Bermuda, Brookfield Renewable Corporation, a corporation incorporated under the laws of British Columbia and an indirect subsidiary of BEP, 2252876 Alberta ULC, an unlimited liability corporation incorporated under the laws of Alberta and a wholly owned direct subsidiary of BEP, Old TERP and the Company.

WHEREAS, in connection with the consummation of the transactions contemplated by the Reorganization Agreement, the parties desire to amend Section 6.17 of the 2017 Merger Agreement.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereof, and intending to be legally bound hereby, the parties agree as follows:

AGREEMENT

SECTION 1.      Amendments to 2017 Merger Agreement. Effective as of the date hereof, the 2017 Merger Agreement is hereby amended as follows:

(a)          All references to Class A Shares and Continuing Class A Shares in Section 6.17 of the 2017 Merger Agreement shall be deemed, unless the context otherwise requires, to include Class A common stock, par value $0.01 per share, of the Company;

(b)          Section 6.17(b) of the 2017 Merger Agreement is hereby amended by restating component F thereof as follows:

“F = The fair market value of each share of Class A common stock, par value $0.01 per share, of the Company as of the date of, and based on, the most recently completed internal valuation of the assets of funds managed by Brookfield Infrastructure Fund III GP LLC performed in the ordinary course in connection with the preparation of reports furnished to the limited partners of such funds.”;

(c)          Section 6.17(d) of the 2017 Merger Agreement is hereby amended and restated in its entirety as follows:

“[Reserved].”; and

(d)          Section 6.17(e) of the Merger Agreement is hereby amended by deleting the definition “VWAP” set forth therein.

SECTION 2.      Full Force and Effect.  Except to the extent specifically amended hereby, the 2017 Merger Agreement remains unchanged and in full force and effect.

SECTION 3.      General Provisions.  Sections 9.2 (Modification or Amendment), Section 9.4 (Counterparts), 9.5 (GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL; SPECIFIC PERFORMANCE), 9.7 (Entire Agreement), 9.8 (No Third Party Beneficiaries), 9.11 (Severability), 9.12 (Interpretation; Construction) and 9.13 (Assignment) of the 2017 Merger Agreement are incorporated herein by reference and form a part of this Amendment as if set forth herein, mutatis mutandis.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement, all as of the date first written above.

TERRAFORM POWER NY HOLDINGS, INC.,

by
/s/ William Fyfe
Name: William Fyfe
Title: General Counsel and Secretary

ORION US HOLDINGS 1 L.P., by its general partner, ORION US GP LLC by
/s/ Adrienne Moore
Name: Adrienne Moore
Title: Vice President

[Signature Page to Merger and Sponsorship Agreement Amendment]